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                                                                    EXHIBIT 99.3


             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]



Board of Directors
Tuboscope Inc.
2835 Holmes Road
Houston, Texas  77051

Members of the Board:

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Tuboscope Inc. ("Tuboscope") as Annex III to the Proxy Statement/Prospectus of Tuboscope and Varco International, Inc. ("Varco") relating to the proposed merger transaction involving Tuboscope and Varco, and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors -- Tuboscope" and "THE MERGER -- Opinions of Financial Advisors -- Tuboscope." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                By:   /s/ Credit Suisse First Boston Corporation
                                      ------------------------------------------
                                      CREDIT SUISSE FIRST BOSTON CORPORATION



April 12, 2000